Exhibit 99.1

WINN-DIXIE	NEWS RELEASE
WINN-DIXIE STORES, INC. 5050 EDGEWOOD COURT	P.O. BOX B JACKSONVILLE, FLORIDA 32203-0297
(904) 783-5000

CONTACTS:

Investors	Media
Bennett L. Nussbaum	Kathy Lussier
Senior Vice President and Chief Financial Officer	Director of Communications
(904) 370-6655	(904) 370-6025

DAN DAVIS TO RETIRE FROM WINN-DIXIE BOARD OF DIRECTORS

Jay Skelton, President and CEO of DDI Inc., Nominated to Fill Davis’s Seat

JACKSONVILLE, FL, September 16, 2004—Winn-Dixie Stores, Inc. (NYSE: WIN) today announced that, after more than 35 years of service to the Company, Chairman A. Dano Davis will retire from the Board of Directors at the conclusion of his term on October 20, 2004. H. Jay Skelton, President and Chief Executive Officer of DDI Inc., has been nominated to fill Mr. Davis’s seat on the Board. If elected by the Company’s shareholders, Mr. Skelton will serve as Chairman of the Board.

“On behalf of the entire Company, I want to thank Dan for his significant contributions to Winn-Dixie,” said President and Chief Executive Officer, Frank Lazaran. “He has served the Company well, both as part of the senior management team and as Chairman, and we wish him all the best as he begins this new chapter in his life. I am grateful to have had the opportunity to work with Dan.”

Mr. Lazaran continued: “We look forward to welcoming Jay to the Company. He brings an extensive business background, tremendous leadership skills and an in-depth understanding of Winn-Dixie. He will be a valuable contributor as we continue to make progress with our initiatives aimed at improving the Company’s competitive position.”

“I am looking forward to joining Winn-Dixie,” said Mr. Skelton. “During my career, I have followed the Company closely and have become very familiar with its business and the challenges facing the industry. I am excited to work with the Board and management to help Winn-Dixie improve its competitive position.”

Jay Skelton serves as President and CEO of DDI Inc., a diversified holding company owned by the Davis family and based in Jacksonville, Florida. Prior to joining DDI, Skelton was the Managing Partner of KPMG Peat Marwick in Jacksonville for ten years. Mr. Skelton has also served as a director on the boards of Patriot Transportation Holding, Inc. (Nasdaq: PATR) and Consolidated-Tomoka Land Co (Amex: CTO).

“I have been considering this decision for some time and believe that the end of my term this fall is the best time for me to retire,” said Dan Davis. “I have worked with Jay for many years and am confident in him and the Winn-Dixie management team, and I believe the Company is continuing on the right track towards improving its operational performance and position in its core markets.”

Mr. Davis continued: “I would like to thank our Associates for their dedication to Winn-Dixie. I am very proud of their ongoing commitment to our customers and the communities we serve, and I extend my appreciation to all of my colleagues at Winn-Dixie, as well as our customers and vendors, for helping to make my career so enjoyable and fulfilling.”

Mr. Davis has served as a director of the Winn-Dixie Board since 1981 and was elected Chairman in 1988. Additionally, from 1982 to November 1999, he served as Principal Executive Officer of the Company. Mr. Davis joined Winn-Dixie in 1968.

About Winn-Dixie

Winn-Dixie Stores, Inc., is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, FL. For more information, please visit www.winn-dixie.com.

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